INDEPENDENT AUDITORS' CONSENT






To the Board of Directors and Stockholders
National Quality Care, Inc.




We consent to incorporation by reference in the registration statements (Nos, 333-03622, 333-06175, 333-14839, 333-21911, 333-25955, 333-32287, 333-34703,
333-45145, 333-46967, 333-49059, and 333-73413), on Form S-8 of National Quality
Care, Inc. of our report dated March 5, 2001, relating to the consolidated balance sheets of National Quality Care, Inc. and subsidiary as of December 31, 1999 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, which report is included in the December 31, 1999 and 2000 annual report on Form 10 - KSB of National Quality Care, Inc.



/s/ Moss Adams LLP



Los Angeles, California
April 26, 2001